EXHIBIT 10.1

SUMMARY OF DIRECTOR COMPENSATION FOR APOGEE ENTERPRISES, INC.

(Effective May 1, 2006)

Retainer and Fees

The Company’s non-employee directors receive the following retainers and fees:

•	Annual Board Retainer: $28,000

•	Annual Lead Director Retainer: $12,500

•	Annual Audit Committee Chair Retainer: $8,000

•	Annual Compensation Committee Chair Retainer: $4,000

•	Annual Nominating and Corporate Governance Committee Chair Retainer: $4,000

•	Annual Finance and Enterprise Risk Committee Chair Retainer: $4,000

•	Meeting Fee: $1,000 for each meeting of the Board of Directors or its committees attended either in person or by telephone

•	Meeting Fee for the Chair of the Audit Committee for Each Meeting Chaired: $2,500

•	Meeting Fee for the Chair of the Compensation Committee for Each Meeting Chaired: $1,500.

•	Meeting Fee for the Chair of the Nominating and Corporate Governance Committee for each Meeting Chaired: $1,500.

•	Meeting Fee for the Chair of the Finance and Enterprise Risk Committee for each Meeting Chaired: $1,500.

Stock Options

Non-employee directors also receive both an automatic fixed grant of options to purchase 4,000 shares of the Company’s common stock and a variable, dollar-denominated stock option grant such that the total number of shares subject to both types of options will provide the Company’s non-employee directors with total dollar-denominated, equity-based compensation equal to the dollar-denominated, equity-based compensation received by non-employee directors in the 50th percentile of a comparator group of public companies. However, the total number of shares subject to both types of options granted in any one calendar year may not exceed 10,000 shares per non-employee director. These stock options vest in full six months after the date of grant and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Employee Stock Purchase Plan

Non-employee directors also may elect to participate in the Company’s Employee Stock Purchase Plan. Under the plan, participants can purchase the Company’s common stock by contributing up to $500 per week, with the Company contributing an amount equal to 15% of each participant’s weekly contribution.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors also may elect to participate in the Company’s Deferred Compensation Plan for Non-Employee Directors. Under the plan, participants may defer a portion of their annual retainer and meeting fees into deferred stock accounts. The Company matches 10% of the elected deferral. Each participating director receives a credit of shares of the Company’s common stock in an amount equal to the amount deferred divided by the fair market value of one share as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of the Company’s common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70 or following death or retirement from the Board of Directors. The amounts will be paid out in the form of shares of the Company’s common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election.

Group Medical and Dental Insurance Plan

Non-employee directors also may elect to participate in the Company’s group welfare plan, which provides medical and dental insurance coverage to the Company’s employees. Non-employee directors may obtain single or family medical and dental coverage on the same terms as the Company’s employees.

Charitable Matching Contributions Program for Non-Employee Directors

Under the charitable matching contributions program for eligible non-employee directors, the Company will match cash or publicly traded stock contributions made to cultural, educational, social, medical or health related charitable organizations that are exempt from federal income tax and qualify as a charity to which individuals can make a tax-deductible contribution. The maximum amount that will be matched by the Company is $2,000 per eligible non-employee director per calendar year.